Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 (“the Registration Statement”) of Alamos Gold Inc. filed with the Securities and Exchange Commission on August 6, 2015 of our reports dated February 17, 2015 with respect to the consolidated statement of financial position of Alamos Gold Inc. as at December 31, 2014 and 2013, and the consolidated statements of comprehensive income (loss), changes in equity, and cash flows for the years then ended, and the effectiveness of internal control over financial reporting of Alamos Gold Inc. as at December 31, 2014.

(Signed) ERNST & YOUNG LLP
Toronto, Canada	Chartered Professional Accountants
August 6, 2015	Licensed Public Accountants